Exhibit 99.1

Donaldson Reports Fiscal 2018 Second Quarter Earnings

Second quarter sales increased 20.7 percent, driven by strong growth in both segments

Tax reform charges drove a loss per share of $0.40; adjusted EPS increased 22.9 percent

Full-year 2018 sales expected up between 13 and 15 percent, adjusted EPS up 14 to 19 percent

MINNEAPOLIS--(BUSINESS WIRE)--March 6, 2018--Donaldson Company, Inc. (NYSE: DCI) today announced a net loss in second quarter 2018 of $52.9 million, or $0.40 per share,1 compared with net earnings of $46.5 million, or $0.35 per share, in 2017. The Company’s second quarter 2018 results included a one-time charge of $109.7 million, or $0.83 per share, related to the Federal Tax Cuts and Jobs Act (“TCJA”).2 Excluding this charge, Donaldson delivered second quarter 2018 adjusted earnings per share (“EPS”)3 of $0.43, an increase of 22.9 percent from 2017. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

“Market strength combined with benefits from consistent execution of our strategy drove notable sales increases across our business last quarter, and we expect to be at the high end of the full-year sales forecast we provided last quarter,” said Tod Carpenter, chairman, president and chief executive officer. “We remain encouraged by the operating environment, with continued strength in engine-related markets and further improvement in several industrial markets.

“With improving market conditions, we are also experiencing pressure on gross margin from raw materials inflation, mix of sales and other costs related to higher-than-expected demand. While we pursue additional cost-reduction and pricing initiatives to mitigate these pressures, we are also focused on executing our strategic agenda, including: increasing the level of investment in technology development, launching our e-commerce site and expanding capacity. The commitment and effort shown by our employees gives me confidence that we will deliver on our key objectives this year while further strengthening our foundation for long-term value creation.”

[1]	All earnings per share figures refer to diluted earnings per share.
[2]	See the “Accounting Considerations” section of this release for more information.
[3]	Adjusted earnings per share is a non-GAAP financial measure that excludes the impact of certain matters not related to the Company’s ongoing operations.

Second Quarter 2018 Performance

Second quarter 2018 sales increased 20.7 percent to $664.7 million from $550.6 million last year. The year-over-year increase includes a benefit of approximately 4.6 percent from currency translation and 1.5 percent from acquisitions completed by the Company during fiscal 2017.

Compared with the prior year, second quarter 2018 sales increased 22.3 percent in the Engine Products segment and 17.7 percent in the Industrial Products segment, or 18.1 percent and 12.2 percent, respectively, excluding the benefit from currency translation. The table below illustrates year-over-year performance with and without the impact from currency translation.

	Three Months Ended		Six Months Ended
	January 31, 2018		January 31, 2018
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change
Off-Road	37.0%	30.8%	37.0%	32.9%
On-Road	50.6	46.8	37.3	35.6
Aftermarket	18.3	14.5	21.5	18.6
Aerospace and Defense	2.0	(1.4)	0.8	(1.8)
Total Engine Products segment	22.3%	18.1%	23.6%	20.6%
Industrial Filtration Solutions	13.4%	8.1%	10.0%	6.3%
Gas Turbine Systems	55.7	51.1	10.5	8.0
Special Applications	11.3	4.7	7.6	3.6
Total Industrial Products segment	17.7%	12.2%	9.6%	6.0%

Total Company	20.7%	16.1%	18.7%	15.5%

Second quarter 2018 operating income rate declined to 12.3 percent from 12.6 percent in 2017, reflecting lower gross margin that was partially offset by operating expense leverage. Gross margin declined 1.2 percentage points to 32.9 percent from 34.1 percent, reflecting the negative impacts from higher raw materials and supply chain costs combined with an unfavorable mix of sales. Operating expense as a rate of sales (“expense rate”) improved 0.9 percentage points to 20.6 percent from 21.5 percent, reflecting leverage on increasing sales, partially offset by strategic investments and higher incentive compensation. Additionally, this fiscal year Donaldson moved its annual stock option incentive grant from second quarter to first quarter, which contributed approximately 0.5 percentage points to the year-over-year expense rate favorability.

Donaldson’s second quarter 2018 net other expense was $0.1 million, compared with net other income in 2017 of $1.7 million. Second quarter interest expense was $5.1 million in 2018, compared with $4.8 million in 2017. The Company’s second quarter 2018 effective income tax rate includes additional tax expense of $109.7 million related to the TCJA. Excluding this impact, the second quarter 2018 rate declined to 25.7 percent from 29.8 percent in 2017, reflecting tax benefits of stock option activity combined with a lower U.S. corporate tax rate.

During second quarter 2018, Donaldson repurchased 400 thousand shares, or 0.3 percent, of its common stock at an average price of $50.55 for a total investment of $20.2 million. Year to date, the Company has repurchased 1.3 million shares, or 1.0 percent, of its common stock at an average price of $47.17 for a total investment of $62.9 million. Donaldson paid dividends of $23.4 million in second quarter 2018.

Fiscal 2018 Outlook

Donaldson expects fiscal 2018 adjusted EPS between $1.93 and $2.01, consistent with prior guidance at the midpoint. Fiscal 2018 GAAP EPS is expected to be approximately $0.83 lower than adjusted EPS, reflecting charges taken in second quarter 2018 related to the TCJA.

Donaldson increased the midpoint of its full-year 2018 sales guidance range, with sales now expected to grow between 13 and 15 percent, compared with 10 to 14 percent in prior guidance. The total sales forecast includes benefits of approximately 3 percent from currency translation and 1 percent from acquisitions completed in fiscal 2017.

Sales of Engine Products are now expected to increase between 17 and 19 percent, compared with prior forecast of 13 to 17 percent. Donaldson raised its growth projections for Off-Road and On-Road, while Aftermarket and Aerospace and Defense year-over-year growth rates are consistent with prior guidance. Industrial Products sales are expected to increase 5 to 7 percent, reflecting growth in Industrial Filtration Solutions and Special Applications, partially offset by declining sales in Gas Turbine Systems. The midpoint of the Industrial Products sales range is consistent with prior guidance.

Donaldson expects fiscal 2018 operating margin between 13.8 and 14.2 percent, or 0.3 percentage points below prior guidance due to increased pressure on gross margin. The Company expects full-year 2018 interest expense of approximately $21 million, and the forecast for other income is now $1 million to $5 million, compared with prior forecast of $3 million to $7 million. Excluding one-time charges related to the TCJA, Donaldson’s fiscal 2018 effective income tax rate will be 26.5 to 28.5 percent. The revised guidance reflects the estimated net impact from the TCJA, which includes a partial-year benefit from the U.S. corporate tax rate reduction that is largely offset by foreign withholding tax and other matters related to the TCJA.

The Company expects fiscal 2018 capital expenditures of $90 million to $100 million and cash conversion between 60 and 75 percent, with increased working capital needs resulting in lower cash conversion than previously expected. Donaldson plans to repurchase approximately 2 percent of its outstanding shares in fiscal 2018.

Accounting Considerations

Donaldson’s second quarter 2018 results include non-cash charges related to the Company’s provisional estimates of the impact from the TCJA. These charges include $108.3 million related to the deemed repatriation of undistributed foreign earnings, which will be paid over eight years beginning in fiscal 2019, and $1.4 million related to the re-measurement of Donaldson’s net deferred tax assets. These items were excluded from the calculation of adjusted EPS.

During first quarter 2017, Donaldson recorded income of $6.8 million related to the settlement of claims against an escrow account that had been established with the Company’s acquisition of Northern Technical, L.L.C., which was completed in first quarter 2015. The income was recorded as other income in Donaldson’s first quarter 2017 consolidated statement of earnings and within the Industrial Products segment earnings. The income was excluded from the calculation of adjusted EPS.

Miscellaneous

The Company will webcast its second quarter 2018 earnings conference call today at 9:00 a.m. CST. To listen to a live webcast of the call, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will be available within the Events & Presentations section of the Company’s Investor Relations website beginning at approximately 12:00 p.m. CST today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic and industrial market conditions; the Company's ability to maintain certain competitive advantages over competitors; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the Company's dependence on global operations; customer concentration in certain cyclical industries; commodity availability and pricing; the Company’s ability to develop new information technology systems and maintain and upgrade existing systems; information security and data breaches; foreign currency fluctuations; governmental laws and regulations; changes in tax laws, regulations and results of examinations; the Company's ability to attract and retain key personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of asset impairment; execution of restructuring plans; the Company's ability to maintain an effective system of internal control over financial reporting. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2017. The Company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,			January 31,

	2018	2017	Change	2018	2017	Change

Net sales	$664.7	$550.6	20.7%	$1,309.5	$1,103.6	18.7%
Cost of sales	445.8	362.7	22.9	866.3	721.5	20.1
Gross profit	218.9	187.9	16.4	443.2	382.1	16.0
Operating expenses	137.3	118.5	15.8	270.9	236.3	14.6
Operating income	81.6	69.4	17.5	172.3	145.8	18.2
Interest expense	5.1	4.8	6.8	10.3	9.6	7.9
Other expense (income), net	0.1	(1.7)	(104.8)	0.9	(9.8)	(109.3)
Earnings before income taxes	76.4	66.3	15.4	161.1	146.0	10.4
Income taxes	129.3	19.8	555.4	153.1	41.5	269.2
Net (loss) earnings	$(52.9)	$46.5	(213.5)%	$8.0	$104.5	(92.3)%

Weighted average shares – basic	130.6	132.9	(1.7)%	130.7	133.2	(1.8)%
Weighted average shares – diluted	130.6	134.4	(2.8)	132.8	134.5	(1.3)
Net (loss) earnings per share – basic	$(0.40)	$0.35	(214.3)	$0.06	$0.78	(92.3)
Net (loss) earnings per share – diluted	$(0.40)	$0.35	(214.3)%	$0.06	$0.78	(92.3)%

Cash dividends paid per share	$0.180	$0.175	2.9%	$0.360	$0.350	2.9%

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31,	July 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$362.2	$308.4
Accounts receivable, net	509.9	497.7
Inventories, net	344.9	293.5
Prepaid expenses and other current assets	62.9	51.4
Total current assets	1,279.9	1,151.0
Property, plant and equipment, net	507.7	484.6
Goodwill	242.0	238.1
Intangible assets, net	38.2	40.6
Deferred income taxes	24.9	30.3
Other long-term assets	38.6	35.1
Total assets	$2,131.3	$1,979.7

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$17.7	$23.3
Current maturities of long-term debt	0.4	50.6
Trade accounts payable	200.0	194.0
Other current liabilities	216.9	216.2
Total current liabilities	435.0	484.1
Long-term debt	667.7	537.3
Deferred income taxes	4.7	3.6
Other long-term liabilities	197.0	100.2
Total liabilities	1,304.4	1,125.2

Total shareholders' equity	826.9	854.5
Total liabilities & shareholders' equity	$2,131.3	$1,979.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	January 31,
	2018	2017
Operating Activities
Net earnings	$8.0	$104.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37.9	37.3
Deferred income taxes	7.0	(0.8)
Stock-based compensation expense	9.6	5.8
Other, net	98.1	0.7
Changes in operating assets and liabilities, excluding effect of acquired businesses	(50.8)	22.0
Net cash provided by operating activities	109.8	169.5

Investing Activities
Net expenditures on property, plant and equipment	(45.8)	(25.0)
Acquisitions, net of cash acquired	0.8	(10.9)
Net cash used in investing activities	(45.0)	(35.9)

Financing Activities
Proceeds from long-term debt	140.0	—
Repayments of long-term debt	(60.2)	(0.5)
Change in short-term borrowings	(4.1)	12.0
Purchase of treasury stock	(62.9)	(51.8)
Dividends paid	(46.8)	(46.3)
Tax withholding for stock compensation transactions	(2.2)	(2.2)
Exercise of stock options	13.6	12.1
Net cash used in financing activities	(22.6)	(76.7)
Effect of exchange rate changes on cash	11.6	(3.8)
Increase in cash and cash equivalents	53.8	53.1
Cash and cash equivalents, beginning of year	308.4	243.2
Cash and cash equivalents, end of year	$362.2	$296.3

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2018	2017	2018	2017

Gross margin	32.9%	34.1%	33.8%	34.6%

Operating expenses rate	20.6%	21.5%	20.7%	21.4%

Operating income rate	12.3%	12.6%	13.2%	13.2%

Effective tax rate	169.2%	29.8%	95.0%	28.4%

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2018	2017	2018	2017
ADJUSTED RATES
Gross margin	32.9%	34.1%	33.8%	34.6%

Operating expenses rate	20.6%	21.5%	20.7%	21.4%

Operating income rate	12.3%	12.6%	13.2%	13.2%

Effective tax rate	25.7%	29.8%	26.9%	29.7%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales. Adjusted rates are non-GAAP measures; see Reconciliation of Non-GAAP Financial Measures schedule for additional information.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended January 31,			Six Months Ended January 31,
	2018	2017	Change	2018	2017	Change
NET SALES
Engine Products segment
Off-Road	$78.9	$57.6	37.0%	$153.9	$112.4	37.0%
On-Road	35.2	23.3	50.6	68.5	49.9	37.3
Aftermarket	303.5	256.6	18.3	612.6	504.2	21.5
Aerospace and Defense	24.8	24.4	2.0	49.5	49.2	0.8
Total Engine Products segment	$442.4	$361.9	22.3%	$884.5	$715.7	23.6%

Industrial Products segment
Industrial Filtration Solutions	$145.1	$127.8	13.4%	$279.6	$254.2	10.0%
Gas Turbine Systems	33.0	21.2	55.7	59.3	53.7	10.5
Special Applications	44.2	39.7	11.3	86.1	80.0	7.6
Total Industrial Products segment	$222.3	$188.7	17.7%	$425.0	$387.9	9.6%

Total Company	$664.7	$550.6	20.7%	$1,309.5	$1,103.6	18.7%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$54.5	$48.7	11.9%	$118.1	$94.1	25.5%
Industrial Products segment	32.2	24.3	32.5	62.2	62.6	(0.6)
Corporate and Unallocated	(10.3)	(6.7)	52.2	(19.2)	(10.7)	78.8
Total Company	$76.4	$66.3	15.4%	$161.1	$146.0	10.4%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	12.3%	13.5%	(1.2)	13.4%	13.1%	0.3
Industrial Products segment	14.5%	12.9%	1.6	14.6%	16.1%	(1.5)

Note: Percentage is calculated by dividing earnings before income taxes by sales.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended January 31, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	37.0%	27.4%	41.4%	46.1%	54.7%
On-Road	50.6	48.1	38.6	63.9	46.1
Aftermarket	18.3	18.0	21.1	26.1	5.9
Aerospace and Defense	2.0	(0.4)	10.1	(36.9)
Total Engine Products segment	22.3%	19.8%	25.1%	33.3%	8.8%

Industrial Products segment
Industrial Filtration Solutions	13.4%	9.3%	13.5%	29.7%	(6.1)%
Gas Turbine Systems	55.7	93.7	26.7	35.0	182.9
Special Applications	11.3	(4.4)	8.7	13.9	49.5
Total Industrial Products segment	17.7%	19.0%	14.9%	21.6%	5.3%

Total Company	20.7%	19.6%	20.9%	27.9%	8.2%

	Six Months Ended January 31, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	37.0%	27.9%	48.7%	35.6%	47.2%
On-Road	37.3	39.3	30.0	38.5	29.4
Aftermarket	21.5	21.7	23.2	27.9	10.5
Aerospace and Defense	0.8	(3.7)	14.5	(40.9)
Total Engine Products segment	23.6%	21.5%	27.8%	30.0%	12.7%

Industrial Products segment
Industrial Filtration Solutions	10.0%	6.9%	14.1%	11.7%	(1.7)%
Gas Turbine Systems	10.5	6.5	7.2	15.2	140.9
Special Applications	7.6	(0.3)	2.9	9.7	40.2
Total Industrial Products segment	9.6%	6.4%	11.9%	10.9%	9.1%

Total Company	18.7%	17.1%	21.3%	21.0%	12.1%

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended January 31, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	30.8%	27.4%	26.3%	40.7%	54.2%
On-Road	46.8	48.1	23.7	58.8	45.3
Aftermarket	14.5	18.0	8.3	22.1	5.4
Aerospace and Defense	(1.4)	(0.4)	(1.2)	(38.0)
Total Engine Products segment	18.1%	19.8%	11.9%	29.0%	8.3%

Industrial Products segment
Industrial Filtration Solutions	8.1%	9.3%	2.0%	24.1%	(6.2)%
Gas Turbine Systems	51.1	93.7	18.3	30.0	182.7
Special Applications	4.7	(4.4)	(1.8)	7.2	48.6
Total Industrial Products segment	12.2%	19.0%	4.0%	15.5%	5.2%

Total Company	16.1%	19.6%	8.6%	22.8%	7.8%

	Six Months Ended January 31, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	32.9%	27.9%	36.5%	35.0%	46.5%
On-Road	35.6	39.3	19.0	38.7	28.7
Aftermarket	18.6	21.7	13.0	26.1	10.0
Aerospace and Defense	(1.8)	(3.7)	5.4	(39.7)
Total Engine Products segment	20.6%	21.5%	17.3%	28.7%	12.2%

Industrial Products segment
Industrial Filtration Solutions	6.3%	6.9%	5.3%	9.8%	(1.8)%
Gas Turbine Systems	8.0	6.5	1.4	12.0	140.8
Special Applications	3.6	(0.3)	(4.4)	5.9	39.1
Total Industrial Products segment	6.0%	6.4%	3.6%	7.9%	8.9%

Total Company	15.5%	17.1%	11.7%	18.9%	11.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,			January 31,
	2018		2017	2018		2017

Net cash provided by operating activities	$45.9		$68.0	$109.8		$169.5
Net capital expenditures	(25.9)		(12.6)	(45.8)		(25.0)
Free cash flow	$20.0		$55.4	$64.0		$144.5

Net (loss) earnings	$(52.9)		$46.5	$8.0		$104.5
Income taxes	129.3		19.8	153.1		41.5
Interest expense	5.1		4.8	10.3		9.6
Depreciation and amortization	19.0		18.4	37.9		37.3
EBITDA	$100.5		$89.5	$209.3		$192.9

Net (loss) earnings	$(52.9)		$46.5	$8.0		$104.5
Tax expense for Federal Tax Cuts and Jobs Act	109.7	(a)	—	109.7	(a)	—
Settlement, net of tax	—		—	—		(6.8)	(a)
Adjusted net earnings	$56.8		$46.5	$117.7		$97.7

Diluted EPS	$(0.40)		$0.35	$0.06		$0.78
Tax expense for Federal Tax Cuts and Jobs Act	0.83	(a)	—	0.83	(a)	—
Settlement per share	—		—	—		(0.05)	(a)
Adjusted diluted EPS	$0.43		$0.35	$0.89		$0.73

(a) See the “Accounting Considerations” section of this press release for additional information.

Although free cash flow, EBITDA, adjusted net earnings, adjusted diluted EPS and adjusted effective tax rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. The adjusted basis presentation excludes the impact of certain matters not related to the Company's ongoing operations. Adjusted diluted EPS for the three months ended January 31, 2018 uses 132.8 million weighted average shares in the computation to reflect dilution associated with having adjusted net earnings. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

CONTACT:
Donaldson Company, Inc.
Brad Pogalz, 952-887-3753